Exhibit 99.1
BFGOODRICH


FOR IMMEDIATE RELEASE
---------------------

                        BF GOODRICH AND COLTEC INDUSTRIES
                      TO MERGE IN $2.2 BILLION TRANSACTION

                       Merger Expected To Be Accretive To
                    BFGoodrich EPS And Margins In First Year

                 Company Will Have Approximately $5.5 Billion In
                 Revenues And Important Franchises In Aerospace,
             Performance Materials and Engineered Industrial Products

                        --------------------------------

         Richfield, OH and Charlotte, NC, November 23, 1998 -- The BFGoodrich Company (NYSE: GR) and Coltec Industries (NYSE: COT) announced today a strategic merger that will bring together two strong, profitable companies to create an even stronger company with important franchises in the aerospace, specialty chemicals and engineered industrial products industries.

         Under the terms of a definitive agreement, approved by the Boards of both companies, Coltec shareholders will receive 0.56 shares of BFGoodrich common stock for each Coltec common share. Based on BFGoodrich's closing price of $35.94 on Friday, November 20, the transaction is currently valued at $20.13 per Coltec share, or a total of approximately $2.2 billion, including the assumption of Coltec debt. The transaction will be accounted for as a pooling of interests and will be tax free to Coltec shareholders.

         The transaction is expected to be accretive to BFGoodrich's 1999 earnings and operating margins. The companies expect to achieve minimum annual cost savings of approximately $60 million by 2001, with significant savings beginning in 1999. The transaction is expected to be completed by as early as Spring 1999 and is subject to approval by shareholders of both companies, applicable regulatory authorities, and other customary conditions.

         "This merger significantly enhances BFGoodrich's aerospace business and -- with Coltec's high-margin engineered industrial products business -- we are adding an important third leg that balances our aerospace and performance materials portfolio and enhances our excellent prospects for continued growth," said David L. Burner, chairman and chief executive officer of BFGoodrich. "In aerospace, the combination will increase our ability to meet customers' increasing demand to partner with suppliers who can offer more products and more fully integrated systems. We expect also to achieve meaningful synergies in serving the primary and aftermarket segments of the industry."

          Burner continued: "The engineered industrial products business adds another platform for continued growth and we are delighted that John W. Guffey Jr., Coltec's chairman and chief executive officer, will become a member of our Board of Directors, an executive vice president of BFGoodrich, and president and chief operating officer of the industrial business."

          Burner added: "Our performance materials businesses enjoy a strong position in the global markets they serve and we remain committed to building these businesses as they continue to make strong contributions to revenues and income."

          Together, the companies have estimated 1998 pro forma revenues of approximately $5.5 billion and a market capitalization of approximately $4.0 billion. Current BFGoodrich shareholders will own approximately two-thirds, and Coltec shareholders one-third, of the combined company. Headquarters of The BFGoodrich Company will relocate to Charlotte, North Carolina.

          Burner stated, "The decision to move our corporate headquarters out of Northeast Ohio was extremely difficult. Nevertheless, we believe it is the right decision at the right time for our company, our shareholders and our customers."

          John Guffey, Coltec's chairman and chief executive officer said, "This is a great merger and one that we believe is compelling for the shareholders and customers of both companies." Guffey continued, "Both BFGoodrich and Coltec have excellent track records in rapidly integrating acquired companies, and we both understand what it will take to achieve the promise of this merger. Together, the companies will have significantly greater balance, resources and financial strength to pursue an aggressive growth strategy and to deliver superior value for our shareholders."

         In addition to Burner and Guffey, other key operating executives are Marshall Larsen, who will be president and chief operating officer of the combined Aerospace segment, and David Price, president and chief operating officer of Performance Materials. Both Larsen and Price are also executive vice presidents of BFGoodrich. Guffey and two other Coltec directors will join the BFGoodrich Board, increasing its size from 12 to 15 members.

        Morgan Stanley Dean Witter is serving as financial advisor to BFGoodrich and Credit Suisse First Boston is serving as financial advisor to Coltec.

         Coltec Industries is a leading producer of aerospace and industrial products and is headquartered in Charlotte, NC.

         BFGoodrich provides aircraft systems and services and manufactures performance materials that are sold to customers worldwide and used in thousands of consumer and industrial products.

                                  ***

Part of this announcement contains forward looking statements that involve risks and uncertainties, and actual results could differ materially from those projected in the forward-looking statements. The risks and uncertainties are detailed from time to time in The BFGoodrich Company and Coltec Industries reports filed with the Securities and Exchange Commission, including but not limited to both companies' 1997 Annual Reports on Form 10-K.


Contacts:

For BFGoodrich                                For Coltec Industries
Media, Rob Jewell, (330) 659-7999             David Harrison, (704) 423-7010
Or                                            Kevin Ramundo, (704) 423-7024
Investors, John Bingle (330) 659-7788         Or
                                              Sard Verbinnen & Co.
                                              Paul Verbinnen/David Reno/
                                              Debra Miller (212) 687-8080


NOTE TO EDITORS:   B-roll footage from both companies will be fed via satellite at the following times and coordinates:

DAY/TIME:          Monday, November 23, 1998, 8:00am - 8:15am (EST)
COORDINATES:       Galaxy 6, C-Band Transponder 11, Audio 6.2 & 6.8

DAY/TIME:          Monday, November 23, 1998, 2:00pm - 2:15pm (EST)
COORDINATES:       Galaxy 6, C-Band Transponder 5, Audio 6.2 & 6.8